Exhibit 4.1

TRUECAR, INC.

SEVENTH AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

November 22, 2013

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TABLE OF CONTENTS
(Continued)

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TRUECAR, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Seventh Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of November 22, 2013, by and among TrueCar, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A hereto (each an “Investor,” and collectively, the “Investors”).  Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

A.            Certain of the Investors (the “Prior Investors”) are parties to that certain Sixth Amended and Restated Investors’ Rights Agreement by and among the Company and the Prior Investors, dated as of June 22, 2012, as amended, modified or supplemented from time to time (the “Prior Agreement”).

B.            The Investors and the Company desire to amend and restate the Prior Agreement to grant certain rights to additional and existing Investors, as set forth herein.

C.            The Investors and the Company hereby agree that this Agreement shall supersede in its entirety the Prior Agreement and govern with respect to the rights set forth herein.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1
Definitions

1.1          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)           “Alston & Bird Shares” shall mean shares of Common Stock issued to Alston & Bird LLP, or its affiliates, in satisfaction for professional services rendered to the Company pursuant to that certain engagement letter dated April 24, 2012.

(b)           “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)           “Common Stock” means the Common Stock of the Company.

(d)           “Conversion Shares” shall mean shares of Common Stock already issued upon conversion of previously outstanding shares of the Company’s Preferred Stock as well as shares of Common Stock issued upon conversion of the Purchase Agreement Shares.

(e)           “Eligible Voting Shares” shall mean the Conversion Shares together with (i) the Purchase Agreement Shares; (ii) the Prior Purchase Agreement Shares, (iii) the Merger Agreement Shares, (iv) the Merger Agreement Warrant Shares, (v) the USAA Warrant Shares, (vi) the WME Shares, (vii) the Note Conversion Shares, (viii) the shares of Common Stock issued pursuant to separate secondary purchase agreements between existing investors selling shares and purchasers (the “Secondary Purchasers”) who either are or subsequently become parties to this Agreement and (ix) the Vulcan Warrant Shares.

(f)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g)           “GR Match Warrant Shares” shall mean the shares of Common Stock issued pursuant to the exercise of that certain Warrant to Purchase Shares of Common Stock dated February 25, 2011 issued to GR Match, LLC.

(h)           “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.  For purposes of Section 2.2 of this Agreement only, Scott Painter shall also be deemed a Holder.

(i)            “Honk LLC Warrant Shares” shall mean the shares of Common Stock issued pursuant to the exercise of that certain Warrant to Purchase Shares of Common Stock dated April 29, 2011 issued to Honk LLC.

(j)            “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(k)           “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(l)            “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(m)          “Initiating Holders” shall mean (i) any Holder or Holders who in the aggregate hold not less than twenty-five percent (25%) of the outstanding Registrable Securities or (ii) the Specified Holder pursuant to Section 2.1(a)(2).

(n)           “Investors” shall mean the persons and entities listed on Exhibit A hereto.

(o)           “Liquidation Event” shall mean a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (a) (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company or wholly owned subsidiary of the Company is party other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions (excluding, in all cases, sales of equity securities primarily for capital raising purposes); and (2) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (excluding transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof); and (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Company or a wholly owned subsidiary of the Company by means of any transaction or series of related transactions involving the Company or a wholly owned subsidiary of the Company (other than transfers of assets between the Company and its wholly owned subsidiaries).

(p)           “Loan and Security Agreement” shall mean the Second Amended and Restated Loan and Security Agreement entered into after the date hereof by and among Silicon Valley Bank and Borrower parties thereto.

(q)           “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of August 19, 2011, among the Specified Holder, ALG, Inc., the Company, and DDS Acquisition Sub, Inc.

(r)            “Merger Agreement Shares” shall mean the Common Stock issued pursuant to the Merger Agreement.

(s)            “Merger Agreement Warrant Shares” shall mean the Common Stock issued pursuant to the exercise of that certain Warrant to Purchase Shares of Common Stock issued pursuant to the Merger Agreement.

(t)            “McCombs Warrant Shares” shall mean the Common Stock issued pursuant to the exercise of a warrant to purchase up to 1,000,000 shares of Common Stock issuable to McCombs Enterprises, or its affiliates.

(u)           “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(v)           “Note Conversion Shares” shall mean shares of the Company’s equity securities issued upon conversion of those certain Subordinated Secured Convertible Promissory Notes issued pursuant to the Note Purchase Agreement.

(w)          “Note Purchase Agreement” shall mean the Note Purchase Agreement, dated as of May 8, 2012, by and among the Company and the persons and entities listed on the schedule of investors thereto.

(x)           “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(y)           “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below).

(z)           “Person” shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or government, political subdivision, agency or instrumentality.

(aa)         “Preferred Stock” shall mean the shares of Series A Preferred Stock of the Company.

(bb)         “Prior Purchase Agreement” shall mean the Common Stock Purchase Agreement dated as of August 30, 2011, as amended, modified or supplemented from time to time, by and among the Company and the persons and entities listed on the schedule of investors attached thereto.

(cc)         “Prior Purchase Agreement Shares” shall mean the shares of Common Stock issued pursuant to the Prior Purchase Agreement.

(dd)         “Purchase Agreement” shall mean the Series A Preferred Stock Purchase Agreement dated as of November 22, 2013, as amended, modified or supplemented from time to time, by and among the Company and the persons and entities listed on the schedule of investors attached thereto.

(ee)         “Purchase Agreement Shares” shall mean the shares of Series A Preferred Stock issued pursuant to the Purchase Agreement.

(ff)          “Registrable Securities” shall mean (i) Eligible Voting Shares, (ii) the GR Match Warrant Shares, (iii) the Honk LLC Warrant Shares, (iv) the McCombs Warrant Shares, (v) the Alston & Bird Shares, (vi) the SVB Warrant Shares and (vii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i), (ii), (iii), (iv), (v) and (vi) above; provided, however, that for purposes of Section 2.1, the SVB Warrant Shares shall not be deemed Registrable Securities and the holders thereof shall not be deemed Holders; provided, further, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii), (iii), (iv), (v) (vi) or (vii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.  For purposes of Section 2.2, shares of Common Stock held by Scott Painter shall also be deemed Registrable Securities.

(gg)         The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(hh)         “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of counsel for the Holders (other than the fees and disbursements of one aforementioned special counsel to the Holders) and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(ii)           “Restated Certificate” shall mean the Company’s Eighth Amended and Restated Certificate of Incorporation, as may be amended from time to time.

(jj)           “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereof.

(kk)         “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ll)           “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(mm)      “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(nn)         “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(oo)         “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

(pp)         “Specified Holder” shall mean DealerTrack Data Services, Inc., a Delaware corporation.

(qq)         “SVB Warrant Shares” shall mean the shares of Common Stock issued pursuant to a Warrant issuable to Silicon Valley Bank in connection with the Loan and Security Agreement.

(rr)           “USAA Warrant Shares” shall mean the shares of Common Stock issued pursuant to the exercise of warrants to purchase shares of Common Stock issued to United Services Automobile Association in connection with the transactions described in that certain Zag Services & Maintenance Agreement, dated as of February 13, 2007, by and among the Company and United Services Automobile Association, as amended, modified or supplemented, from time to time.

(ss)          “Vulcan Warrant Shares” shall mean the shares of Common Stock issued pursuant to a Warrant issued to Vulcan Capital Growth Equity LLC in connection with the Purchase Agreement.

(tt)           “WME Shares” shall mean the shares of Common Stock issued pursuant to the Common Stock Purchase Agreement dated April 13, 2012 by and between the Company and WME Investments, LLC.

Section 2
Registration Rights

2.1          Requested Registration.

(a)           Request for Registration.  (1) Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Initiating Holders), the Company will:

(i)    promptly give written notice of the proposed registration to all other Holders; and

(ii)   as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(2) It is understood and agreed that the Specified Holder shall be separately entitled to make one such written request that the Company effect a registration pursuant to Section 2.1(a)(1) with respect to all or a part of the Registrable Securities held by the Specified Holder or its Affiliates (as defined in the Merger Agreement), and upon such written request, the Company shall take the steps described in Sections 2.1(a)(1)(i) and 2.1(a)(1)(ii) above.

(3) It is further understood and agreed that the Company shall, upon receiving the notice specified in Section 2.1(a), shall promptly submit to all other Holders a notice of opportunity to become an Initiating Holder, specifying that a request has come in from Initiating Holders and allowing two business days for such other holders to confirm to the Company in writing that they wish to be considered an Initiating Holder for purposes of the requested registration.  Other Holders whose notice is received by the Company within the allotted period of two business days shall be also considered Initiating Holders for purposes of the requested registration.  For the avoidance of doubt, it is understood and agreed that this Section 2.1(a)(3) shall not apply to any registration requested by the Specified Holder pursuant to Section 2.1(a)(2) (regardless of any reference to “Section 2.1(a)(1)” contained in Section 2.1(a)(2)).

(b)           Limitations on Requested Registration.  The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)    Prior to the earlier of (A) the five (5) year anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the Initial Public Offering;

(ii)   If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, (i) propose to sell Registrable Securities and such other securities (if any) if the anticipated offering would not exceed an aggregate offering price to the public, net of underwriters’ discounts and expenses, of $7,500,000 or (ii) may freely trade all of their Registrable Securities in any three-month period pursuant to Rule 144 anytime following the first anniversary of the Company’s Initial Public Offering;

(iii)  In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv)  After the Company has initiated two such registrations pursuant to this Section 2.1 (or, with respect to the Specified Holder, one such registration) (counting for these purposes only registrations which have been declared or ordered effective and pursuant to which securities have been sold); or

(v)   During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration pertaining to the Initial Public Offering; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

(c)           Deferral.  If (i) in the good faith judgment of the Board of Directors of the Company (the “Board”), the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d)           Other Shares.  The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)           Underwriting.  The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein.  If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10).  The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority-in-interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; provided, however, that the number of shares of Registrable Securities to be included by the Initiating Holders in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; (ii) second, among all Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders.  The securities so excluded shall also be withdrawn from registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and other Selling Stockholders requesting additional inclusion, as set forth above.

2.2                               Company Registration.

(a)                                 Company Registration.  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating to the Initial Public Offering, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)             promptly give written notice of the proposed registration to all Holders; and

(ii)          use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.  Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)                                 Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, other than with respect to a registration relating to the Initial Public Offering, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i).  In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting.  The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders (other than Scott Painter) requesting to include Registrable

Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to Mr. Painter to the extent that he requests to include Registrable Securities and Other Selling Stockholders (including any officers, directors or employees of the Company) requesting to include Other Shares in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders and Other Shares held by such Other Selling Stockholders, assuming conversion.  In any registration pursuant to this Section 2.2 (other than the Company’s initial public offering), holders of Registrable Securities requesting registration shall not be allocated less than 25% of the total offering if the limitations pursuant to this subsection are imposed.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter.  The Registrable Securities or other securities so excluded shall also be withdrawn from such registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

For the avoidance of doubt, registration pursuant to this Section 2.2 shall not be deemed to be a demand registration as described in Section 2.1 of this Agreement.  Except as otherwise provided herein, there shall be no limit to the number of times Holders may request registration of Registrable Securities under this Section 2.2.

(c)                                  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.

2.3                               Registration on Form S-3.

(a)                                 Request for Form S-3 Registrations.  After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms.  After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b)                                 Limitations on Form S-3 Registration.  The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)             In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii)          If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000; or

(iii)       If, in a given twelve-month period, the Company has effected two (2) such registrations in such period (counting for these purposes only registrations which have been declared or ordered effective and pursuant to which securities have been sold).

(c)                                  Deferral.  The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)                                 Underwriting.  If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.  For the avoidance of doubt, registration pursuant to this Section 2.3 shall not be deemed to be a demand registration as described in Section 2.1 of this Agreement.

2.4                               Expenses of Registration.  All Registration Expenses incurred in connection with  registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered); provided, further, that the Company will bear the Registration Expenses of one registration so withdrawn.  All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5                               Registration Procedures.  In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense, the Company will use its commercially reasonable efforts to:

(a)                                 Keep such registration effective for a period ending on the earlier of the date which is ninety (90) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto.

(b)                                 Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)                                  Furnish such number of prospectuses, including any preliminary prospectuses,  and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)                                 Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)                                  Promptly notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)                                   Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)                                  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)                                 In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(i)                                     furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, addressed to the underwriters, dated as of such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and (ii) a “comfort” letter, addressed to the underwriters, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering.

2.6                               Indemnification.

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, members and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, members, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)                                 To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder.

(c)                                  Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)                                 If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  Notwithstanding the foregoing, (i) no Holder will be required to contribute any amount in excess of the net proceeds from the offering received by such Holder pursuant to such registration statement, and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the failure of the underwriting agreement to address a provision addressed in this Agreement shall not be such a conflict.

(f)                                   The obligations of the Company and the Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.7                               Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8                               Restrictions on Transfer.

(a)                                 The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8.  Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until:

(x)                                 There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(y)                                 (i)                                     the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, except for transfers permitted under Section 2.8(b), and

(ii)                                  Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, such Holder shall have furnished the Company, at its expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b)                                 Notwithstanding the provisions of Section 2.8(a), no such registration statement shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation, association, or limited liability company, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)                                  Each certificate representing Registrable Securities may (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR

OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d)                                 The first legend referring to federal and state securities laws identified in Section 2.8(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.9                               Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)                                 Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                 File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)                                  So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities

Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10                        Market Stand-Off Agreement.  Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering filed under the Securities Act, provided that the Major Investors (as defined in Section 3 below) and holders of at least one percent (1%) of the Company’s voting securities (including employees, directors and officers) are bound by and have entered into similar agreements.  The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period.  Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11                        Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12                        Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of not less than 500,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, the Right of First Refusal and Co-Sale Agreement, if applicable, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.  Notwithstanding the foregoing, shares transferred from a Holder to its affiliate(s), shareholder(s), member(s) or limited or general partner(s) shall not be subject to the 500,000 share minimum threshold described above.

2.13                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s Initial Public Offering on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, and (ii) three (3) years after the closing of the Company’s Initial Public Offering.

Section 3
Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1                               Basic Financial Information and Inspection Rights.

(a)                                 Basic Financial Information.  The Company will furnish the following reports to each investor who both: (i) either (x) holds at least 10% of the outstanding capital stock of the Company or (y) is Vulcan Capital Growth Equity LLC (“Vulcan”) and (ii) is a party to this Agreement (each, a “Major Investor,” and together, the “Major Investors”), so long as the Major Investor continues to hold at least 50% of the Eligible Voting Shares held by such Major Investor on the date hereof (provided, that, in addition to and not in limitation of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Specified Holder shall be considered a Major Investor for all purposes of this Agreement so long as the Specified Holder and its Affiliates (as defined in the Merger Agreement) continues to hold at least 50% of the Common Stock (or any securities issued in place of the Common Stock pursuant to any merger or consolidation, dividend, spin-off, recapitalization or other extraordinary transaction) acquired by the Specified Holder and its Affiliates pursuant to this Agreement, the Merger Agreement and any warrants or other similar agreement providing for stock purchase rights in connection with the Merger Agreement and its related ancillary agreements:

(i)             As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, and audited and certified by independent public accountants of nationally recognized standing selected by the Company (the “Financial Statements”).

(ii)          As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(iii)       As soon as practicable before the end of each fiscal year, and in any event no less than thirty (30) days before the end of each fiscal year, an annual operating budget for the next fiscal year and an annual operating plan for the next fiscal year, each of which shall have been approved by the Company’s Board of Directors.

3.2                               Inspection/Confidentiality.  The Major Investors will be provided reasonable access to the books and records of the Company upon reasonable notice.  Anything in this Agreement to the contrary notwithstanding, no Major Investor by reason of this Agreement shall have access to any trade secrets or classified information of the Company.  The Company shall not be required to comply with any information rights of Section 3 in respect of any Major Investor whom (i) the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor (provided, that in no event shall the Specified Holder be considered or determined to be a competitor of the Company or its subsidiaries by virtue of the operation of the Specified Holder’s business substantially as currently conducted), and (ii) does not or did not participate in the transactions contemplated by the Prior Purchase Agreement.  Each Major Investor acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose (other than as specifically required by law) or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

3.3                               True Books and Records.  The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

3.4                               Directors’ Liability and Indemnification.  The Restated Certificate and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.  The Company shall use its commercially reasonable efforts to obtain and maintain directors’ and officers’ indemnification insurance with such terms and policy limits as the Board may determine with respect to service with the Company.

3.5                               Proprietary Information and Inventions Agreement.  The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors.

3.6                               Board Approval.  The Company shall not take or agree to take any of the following actions without the consent, approval or ratification of the Board:

(a)                                 organize a new subsidiary;

(b)                                 enter into a joint venture or affiliate agreement;

(c)                                  other than in the ordinary course of business, enter into any technology licensing agreement;

(d)                                 loan money to or guaranty the obligation of any third party (including officers and affiliates);

(e)                                  engage in any related party transaction in an amount in excess of $90,000;

(f)                                   approve the annual budget;

(g)                                  issue shares on a primary basis in any public offering; or

(h)           incur indebtedness for borrowed money (including letters of credit) in excess of $300,000 or grant liens on its corporate assets.

3.7          Eligible Voting Shares Stockholder Approval.  At any time prior to a Qualified Public Offering, as long as at least 18,000,000 total Eligible Voting Shares shall remain outstanding, the Company shall not (whether by amendment, merger, recapitalization or otherwise) without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 61.3%) of the then-outstanding Eligible Voting Shares, voting as a single class on an as-converted basis:

(a)           amend, alter, change or repeal any provision of the Restated Certificate or bylaws, as amended from time to time, of the Company (including pursuant to a merger) if such action would alter the rights, preferences, privileges or powers of or restrictions on the Eligible Voting Shares;

(b)           increase or decrease the authorized shares of the Common Stock;

(c)           (x) authorize or create (by reclassification, merger or otherwise) any new class or series of equity security having any senior rights, preferences or privileges with respect to dividends, or payments upon liquidation, (y) declare or pay any dividends or make any other distribution to its stockholders whether or not in respect of any shares of its capital stock or (z) approve or implement any stock option, restricted stock or other equity award plan for the benefit of management, directors or officers;

(d)           increase or decrease the size of the board of directors;

(e)           enter into any transaction or series of related transactions that constitute a Liquidation Event;

(f)            create or intentionally acquire material ownership or operating control, directly or indirectly, of any corporation, partnership, limited liability company, association or other business entity that is not a Subsidiary;

(g)           make any loans or advances to any person, other than advances to employees or consultants for travel or other business expenses or in the ordinary course of business;

(h)           guarantee any indebtedness, except for trade accounts arising in the ordinary course of business in an aggregate amount not to exceed $1,500,000 (cumulatively with amounts provided for in Section 3.7(i), below);

(i)            incur, create, assume, become liable in any manner with respect to (other than by means of a guarantee) or permit to exist, any indebtedness that is in excess of $250,000 and that has not at such time previously been included in a budget approved by the Board, except for trade accounts arising in the ordinary course of business in an aggregate amount not to exceed (cumulatively with amounts provided for in Section 3.7(h), above) $5,000,000;

(j)            consummate any acquisition of another entity, substantially all of the stock of another entity, or substantially all of the assets of another entity, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation);

(k)           enter into a new line of business, which line is reasonably likely to constitute more than 20% of the Company’s revenue in any of the following three (3) years; or

(l)            exit from any current line of business which line has constituted more than 20% of the Company’s revenue in any of the previous three (3) years.

(m)          cause any wholly- or majority-owned subsidiary of the Company, to do any of the foregoing actions or events contemplated by Section 3.7(a) through 3.7(k) (where solely for the purposes of this Section 3.7(m), “Company” in the aforementioned subsections shall be deemed to be such wholly- or majority-owned subsidiary of the Company), or permit any such wholly- or majority-owned subsidiary of the Company to take any such action, where the Company (as distinct from the wholly- or majority-owned subsidiary) is entitled by law or by contract to approve such action by the wholly- or majority-owned subsidiary.

3.8          Series A Preferred Stockholder Approval.  At any time prior to a Qualified Public Offering, as long as any shares of Series A Preferred Stock shall remain outstanding, the Company shall not (whether by amendment, merger, recapitalization or otherwise) without first obtaining the approval (by vote or written consent as provided by law) of a majority of the then-outstanding shares of Series A Preferred Stock, issue equity securities having rights, preferences or privileges with respect to dividends, or payments upon liquidation, senior to the Series A Preferred Stock, whether in a single transaction or series of related transactions, in which existing stockholders of the Company purchase more than 70% of such equity securities to be sold in such transaction or transactions.

3.9          Additional Market Stand-Off Agreements.  The Company shall use its commercially reasonable efforts to cause all holders of at least one percent (1%) of the Company’s voting securities (on a fully diluted basis) to enter into market stand-off agreements on terms substantially the same as those set forth in Section 2.10 hereof.

3.10        Equity Grants.  After the date of this Agreement, the Company shall continue to make grants of equity from the TrueCar, Inc. 2005 Stock Plan or the TrueCar.com, Inc. 2008 Stock Plan (the “Existing Equity Incentive Plans”).  In addition, the Company intends to approve one or more equity incentive plans in connection with an Initial Public Offering (the “IPO Equity Incentive Plans”) with authorized shares thereunder not to exceed 12,000,000 shares plus increases to apply in connection with standard “evergreen” provisions.  The Company hereby agrees to subtract from 12,000,000 shares the number of authorized shares under the IPO Equity Incentive Plans by the number of stock options granted after the date hereof under the Existing Equity Incentive Plans.

3.11        Termination of Covenants.  The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of a firmly underwritten public offering of shares of Common Stock of the Company at a per share price which implies a valuation of the Company of not less than $750,000,000 (as adjusted for stock splits, stock dividends, reverse stock splits, and the like) with total proceeds received of not less than $45,000,000 (before deduction of underwriters commissions and expenses) (a “Qualified Public Offering”).

Section 4
Right of First Refusal

4.1          Right of First Refusal to Qualified Holders.  The Company hereby grants to each holder of at least 500,000 shares of Eligible Voting Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (a “Qualified Holder”) the right of first refusal to purchase some or all of its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement on the same price and subject to the same terms and conditions as those proposed by the Company.  A Qualified Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Qualified Holder immediately prior to the issuance of New Securities (assuming full conversion of any outstanding Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Qualified Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of any outstanding Preferred Stock and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, held by all of the Qualified Holders).  Each Qualified Holder shall have a right of over-allotment such that if any Qualified Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Qualified Holders may purchase the non-purchasing portion on a pro rata basis.

(a)           “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)            shares of Common Stock issued upon conversion of Preferred Stock;

(ii)           shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(iii)          shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock of the Company;

(iv)          shares of Common Stock issued in a registered public offering under the Securities Act approved by seventy-five percent (75%) of the members of the Board, unless such offering is a Qualified Public Offering;

(v)           shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, however, such issuances are approved by seventy-five percent (75%) of the members of the Board or have been approved pursuant to Section 3.7 hereof; provided further, that in all circumstances not more than five percent (5%) of the Company’s capital stock is issued in the aggregate in such transaction or transactions;

(vi)          shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction, provided that such issuances are for other than primarily equity financing purposes and provided further, that such issuances are approved by seventy-five percent (75%) of the members of the Board;

(vii)         shares of Common Stock issued or issuable in connection with technology license, development, OEM agreements, marketing or other similar agreements or strategic partnerships, provided that such issuances are for other than primarily equity financing purposes and provided further, that such issuances are approved by seventy-five percent (75%) of the members of the Board;

(viii)        shares of Common Stock issued or issuable to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions, provided that such issuances are for other than primarily equity financing purposes and provided further, that such issuances are approved by seventy-five percent (75%) of the members of the Board;

(ix)          shares of Common Stock issued in connection with any settlement of any action, suit, proceeding or litigation approved by seventy-five percent (75%) of the members of the Board;

(x)           shares which are excluded pursuant to the affirmative vote of at least fifty-four percent (54%) of the outstanding Eligible Voting Shares;

(xi)          shares of Preferred Stock or Common Stock issued or issuable in connection with options or convertible securities outstanding on the date hereof;

(xii)         shares of Preferred Stock issued and sold pursuant to the Purchase Agreement; and

(xiii)        any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (xii) above.

(b)           In the event the Company proposes to undertake an issuance of New Securities, it shall give each Qualified Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  Each Qualified Holder shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase such Qualified Holder’s pro rata share of such New Securities and to indicate whether such Qualified Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c)           In the event the Qualified Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within said twenty (20) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Qualified Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Qualified Holders delivered pursuant to Section 4.1(b).  In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Qualified Holders in the manner provided in this Section 4.1.

4.2          Termination of Right of First Refusal.  The covenants set forth in this Section 4 shall not apply to and shall terminate upon a Qualified Public Offering by the Company.

Section 5
Miscellaneous

5.1          Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this

Agreement and signed by the Company, the Holders holding at least 61.3% of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144 but including Registrable Securities held by the Mr. Painter if Section 2.2 shall be amended), and each Holder holding at least 10% of the Eligible Voting Shares; provided, further, that (i) if any amendment, waiver, discharge or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge or termination to be effective as against such Holder, (ii) any amendment, waiver, discharge or termination of the rights of the Specified Holder in or to this Agreement, that either (x) materially and adversely affects the Specified Holder or (y) affect rights specifically in favor of the Specified Holder in Sections 1.1(f)(ii), 1.1(f)(iii), 1.1(l)(ii), 1.1(o), 1.1(dd), 1.1(ee), 2.1(a)(2), 2.1(b)(iv), 3.1(a)(ii), 3.2 and this clause (ii) of this provision, shall require the prior written consent of the Specified Holder for such amendment, waiver, discharge or termination to be effective as against the Specified Holder and (iii) any amendment, waiver, discharge or termination of Section 3.8 herein shall require the prior written consent of Vulcan for such amendment, waiver, discharge or termination to be effective as against Vulcan and provided further, however, that (i) Investors purchasing shares pursuant to the Purchase Agreement in a closing after the Initial Closing (as defined in the Purchase Agreement); (ii) Secondary Purchasers who purchase shares of Common Stock from existing stockholders following the date hereof or (iii) holders who acquire Alston & Bird Shares, GR Match Warrant Shares, Honk LLC Warrant Shares, Merger Agreement Warrant Shares, McCombs Warrant Shares, Note Conversion Shares, SVB Warrant Shares, USAA Warrant Shares and Vulcan Warrant Shares, to the extent such holders are not already parties to this Agreement, may become parties to this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder.  Each Holder acknowledges that by the operation of this paragraph, the holders of at least 61.3% the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

5.2          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)           if to Vulcan, one copy should be sent to Vulcan Capital Growth Equity LLC, 505 Fifth Avenue S., Suite 900, Seattle, Washington 98104, Attention Abhishek Agrawal and Rich Sohn; Facsimile: (206) 342-3000; E-mail: Agrawal@vulcan.com and richs@vulcan.com; with a copy (which shall not constitute notice) to David C. Clarke, Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington 98101-3099; Facsimile (206) 359-9612; E-mail: dclarke@perkinscoie.com;

(b)           if to an Investor other than Vulcan, at such Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(c)           if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(d)           if to the Company, one copy should be sent to 120 Broadway,  Suite 200, Santa Monica, California 90401, facsimile number: 800.584.5004, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Troy Foster, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

5.3          Governing Law.  This Agreement will be governed by the laws of the State of Delaware without reference to conflict of laws provisions.

5.4          Successors and Assigns.  Subject to the provisions of Section 2.12 hereof with respect to the requirements for the transfer of registration rights, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company; provided, that a Holder may assign its rights, duties and obligations hereunder to an affiliate of such Holder, without the prior written consent of the Company.  Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5          Entire Agreement.  This Agreement, and the exhibits hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6          Amendment of Prior Agreement.  The Prior Agreement is hereby amended and superseded in its entirety and restated herein.  Such amendment and restatement is effective upon the execution of this Agreement by the Company and the parties required for an amendment pursuant to Section 5.1 of the Prior Agreement.  Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect.

5.7          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.8          Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

5.9          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.10        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.11        Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.12        Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13        Termination Upon Change of Control.  Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company.

5.14        Conflict.  In the event of any conflict between the terms of this Agreement and the Company’s Restated Certificate or its Bylaws, the terms of the Company’s Restated Certificate or its Bylaws, as the case may be, will control.

5.15        Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.16        Aggregation.  All shares of the Company’s capital stock held or acquired by affiliated entities or persons of a Holder (including but not limited to: (i) a constituent partner or a retired partner of a Holder that is a partnership; (ii) a parent, subsidiary or other affiliate of a Holder that is a corporation, association, or limited liability company; (iii) an immediate family member living in the same household, a descendant, or a trust therefor, in the case of a Holder who is an individual; or (iv) a member of a Holder that is a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by ownership of a threshold number of shares of the Company’s capital stock.

5.17        Limitation of Liability.  The parties acknowledge that this Agreement is an obligation of the parties hereto, including USAA and Vulcan, and agrees that no personal liability shall extend to any officer, director, member, agent or employee of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended and Restated Investors’ Rights Agreement effective as of the day and year first above written.

TRUECAR, INC.
a Delaware corporation

BY:	/s/ Scott Painter
Scott Painter
Chief Executive Officer

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

VULCAN CAPITAL GROWTH EQUITY LLC

By: Cougar Investment Holdings LLC
Its: Managing Member

By:	/s/ Susan Drake
Name:	Susan Drake
Its:	Vice President

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

PACIFIC SEQUOIA HOLDINGS LLC

By:	/s/ Ion Yadigaroglu
Name:	Ion Yadigaroglu
Title:	Manager

By:	/s/ James G. B. DeMartini, III
Name:	James G. B. DeMartini, III
Title:	Manager

THE SKOLL FOUNDATION
By: Capricorn Investment Group LLC, its
Investment Manager

By:	/s/ Ion Yadigaroglu
Name:	Ion Yadigaroglu
Title:	Partner

By:	/s/ William Orum
Name:	William Orum
Title:	Partner

THE SKOLL FUND
By: Capricorn Investment Group LLC, its
Investment Manager

By:	/s/ Ion Yadigaroglu
Name:	Ion Yadigaroglu
Title:	Partner

By:	/s/ William Orum
Name:	William Orum
Title:	Partner

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

CAPRICORN AIP — PRIVATE INVESTMENT FUND I, L.P.
By: Capricorn Investment Group LLC, its
Investment Manager

By:	/s/ Ion Yadigaroglu
Name:	Ion Yadigaroglu
Title:	Partner

By:	/s/ William Orum
Name:	William Orum
Title:	Partner

CAPRICORN S.A. SICAV — SIF — GLOBAL NON-MARKETABLE STRATEGIES SUB- FUND
By: Capricorn Investment Group LLC, its
Investment Manager

By:	/s/ Ion Yadigaroglu
Name:	Ion Yadigaroglu
Title:	Partner

By:	/s/ William Orum
Name:	William Orum
Title:	Partner

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

CARTHAGE, L.P.
By: Capricorn Investment Group LLC, its
Investment Manager

By:	/s/ Ion Yadigaroglu
Name:	Ion Yadigaroglu
Title:	Partner

By:	/s/ William Orum
Name:	William Orum
Title:	Partner

HIT SPLITTER, L.P.
By: Capricorn Investment Group LLC, its
Investment Manager

By:	/s/ Ion Yadigaroglu
Name:	Ion Yadigaroglu
Title:	Partner

By:	/s/ William Orum
Name:	William Orum
Title:	Partner

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

UPFRONT II, L.P.

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:	President

UPFRONT II PARTNERS, L.P

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:

UPFRONT II, INVESTORS L.P.

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:

UPFRONT III, L.P

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:

UPFRONT III INVESTORS, L.P.

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

UPFRONT III PARTNERS, L.P

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:

UPFRONT GP II, L.P.

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:

UPFRONT GP III, L.P

By:	/s/ Steven Dietz

Name:	Steven Dietz

Title:

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

UNITED SERVICES AUTOMOBILE ASSOCIATION

By:	/s/ Shon J. Manasco
Name:	Shon J. Manasco
Title: Executive Vice President and Chief Administration Officer

USAA PROPERTY HOLDINGS, INC.

By:	/s/ Shon J. Manasco
Name:	Shon J. Manasco
Title:	Executive Vice President

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

DEALERTRACK DATA SERVICES, INC.

By:	/s/ Eric Jacobs
Name:	Eric Jacobs
Title:	EVP, CFO/CAO

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

CBT HOLDINGS, LLC

By:	/s/ Kashif Sheikh

Name:	Kashif Sheikh

Title:	President and COO

CBT II HOLDINGS, LLC

By:	/s/ Kashif Sheikh

Name:	Kashif Sheikh

Title:	President and COO

AGH HOLDINGS, LLC

By:	/s/ Kashif Sheikh

Name:	Kashif Sheikh

Title:	President and COO

AGHT HOLDINGS, LLC

By:	/s/ Kashif Sheikh

Name:	Kashif Sheikh

Title:	President and COO

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

SCOTT PAINTER

/s/ Scott Painter
(Signature)

[Signature Page to Seventh A&R Investors’ Rights Agreement]

INVESTORS:

JAMES NGUYEN

/s/ James Nguyen
(Signature)

[Signature Page to Seventh A&R Investors’ Rights Agreement]

EXHIBIT A

INVESTORS

Pacific Sequoia Holdings LLC
The Skoll Foundation
The Skoll Fund
Capricorn S.A. SICAV — SIF — Global Non-Marketable Strategies Sub-Fund
Capricorn AIP — Private Investment Fund I, L.P.
Carthage, L.P.
HIT Splitter, L.P.
Upfront II, L.P.
Upfront II Investors, L.P.
Upfront II Partners, L.P.
Upfront III, L.P.
Upfront III Investors, L.P.
Upfront III Partners, L.P. Upfront GP II, L.P. Upfront GP III, L.P.
United Services Automobile Association USAA Property Holdings, Inc.
Keating Capital, Inc. (a Maryland corporation)
GSV Capital Corp.
Passport Capital
GR Match LLC
International Investment House
CBT Holdings, LLC
CBT II Holdings, LLC
AGH Holdings, LLC
AGHT Holdings, LLC
Anthem Ventures Annex Fund, LP
Anthem Ventures Fund, L.P.
Arcturus Capital Venture Fund, L.P.
Scott Painter
Callaway Cars, Inc.
Elon Musk Revocable Trust dated July 22, 2003, Elon Musk Trustee
Austin Beutner
Lee Maen
The Michael and Alona Horowitz Trust created April 20, 1998
EBX III, L.P.
Greg Brogger
Simon Rakoff
Anthony Li Shen
Tenenbaum Family Trust dated 10/23/2000
Gray Family II LLC
WS Investment Company, LLC (2005A)
WS Investment Company, LLC (2005D)

A-1

Joseph Messeh
Bradley Boeckmann
HF Boeckmann, III
Michael Lee Malamut
Serafin Guzman
The Guzman Family Trust
Rob Holmes
RBC Dain Rauscher Custodian FBO: Oliver L. Holmes Roth IRA
Brighthouse, Inc.
Todd Jerry
Brian Mesic
Kelly Perdew
Catherine Lutz
Lishan Chu
Jack J. Miller
William R. Woodward
Lee Weinberg
William Eager
Gregory Bonfiglio
Bernard Brenner
James Adler
Patricia Tuomi
Mark Berger
Tim Blanchard
Theresa Wismer
Martin Korman
Issac Vaughn
James Hankes
Moujan Kazerani
James Nguyen
Star Marcus
Tom Hankes
Jonathan Hankes
Peter Blacksberg
DealerTrack Data Services, Inc.
WME Investments, LLC
Alston & Bird LLP Vulcan Capital Growth Equity LLC

A-2